Exhibit 99.1

Active Power Reports 2009 Fourth Quarter and Full Year Results

Fourth Quarter Revenues Up 64% Over Previous Quarter

AUSTIN, Texas (Feb. 9, 2010) – Critical backup power systems manufacturer Active Power, Inc. (NASDAQ: ACPW) announced results for its fourth quarter and fiscal year ended Dec. 31, 2009.

Q4 and Full Year 2009 Highlights:

•	Achieved revenue growth of 64% over the previous quarter and the second highest quarterly revenue in company history.

•	Increased direct channel revenues in the fourth quarter by 69% over the previous quarter and 20% in the full year of 2009 compared to 2008.

•	Service revenue in the fourth quarter increased 98% to $2.7 million, from $1.4 million in the previous quarter, due primarily to project revenue.

•	Improved gross margins from the previous year and reduced annual operating losses by 22%.

•	Received more than $8 million in PowerHouse orders in the second half of 2009, exceeding all of the company’s containerized sales in 2008.

•

Shipped 86 flywheel based uninterruptible power supply (UPS) systems at an average selling price of $90,000 per unit during the fourth quarter of 2009. This compares to 56 shipped in the previous quarter at an average selling price of $78,000.

•	Deployed single largest order in company history.

Q4 and Full Year 2009 Financial Results

Revenue for the fourth quarter increased 64% from the previous quarter to $14.0 million, and decreased 14% from the fourth quarter of 2008. Revenue for the full year was $40.3 million, a decrease of 6% from $43.0 million in 2008.

Fourth quarter net loss was $2.2 million or 3 cents per share. This compares to a net loss of $3.0 million or 4 cents per share in the third quarter, and a net loss of $431,000 or 1 cent per share in the same year-ago period. Net loss for the year was $11.0 million or 17 cents per share, a reduction of 18% from the net loss of $13.4 million or 22 cents per share in 2008.

Fourth quarter gross profit margin was 19%, as compared to 22% in the prior quarter and 32% in the fourth quarter of 2008. For the full year, gross profit margin was 23%, compared to 19% in 2008.

Cash and investments decreased by $0.5 million during the fourth quarter to $7.5 million at December 31, 2009. This compares to a decrease in cash and investments balance of $3.7 million during the third quarter of 2009, and a decrease of $0.6 million during the fourth quarter of 2008.

Management Commentary

“Our strong sequential quarterly revenue growth reflects the expansion of our direct sales business, which grew by 20% in 2009,” said Jim Clishem, president and CEO of Active Power. “This expansion included introducing a new IT channel business, which offset the decline in our industrial OEM channel. These efforts allowed us to achieve a 54% sequential quarterly increase in flywheel unit sales at a 15% higher average selling price and helped us reach the higher end of our stated expectations for the fourth quarter and full year.”

“In 2010, we believe our continued aggressive marketing efforts and unique product offerings will grow our market share across all geographies and further improve our financial results. As the cost and demand for energy increases and with datacenter floor space at a premium, Active Power is well positioned to leverage these trends, offering compelling solutions that improve our customer’s overall efficiencies and reduce operating expenses.”

Outlook

Active Power expects first quarter 2010 revenues, which traditionally is the slowest period of the year, to be between $9 million and $12 million. First quarter loss is expected to range between 2 to 4 cents per share. Cash and investments at the end of the first quarter of 2010 are expected to be unchanged from the previous year end.

Conference Call Details

Active Power will host a conference call today, Tuesday, Feb. 9, 2010, at 11:00 a.m. (ET) to discuss its fourth quarter and fiscal 2009 results. Investors and interested parties may listen via Webcast here. A replay of the Webcast will be available until Feb. 23, 2010, via Active Power’s Web site at www.activepower.com.

About Active Power

Active Power (NASDAQ: ACPW) provides efficient, reliable and green critical power solutions and uninterruptible power supply (UPS) systems to enable business continuity in the event of power disturbances. Founded in 1992, Active Power’s flywheel based UPS systems protect critical operations in datacenters, healthcare facilities, manufacturing plants, broadcast stations and governmental agencies in more than 40 countries. With expert power system engineers and worldwide services and support, Active Power ensures organizations have the power to perform. For more information, please visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements

This release may contain forward-looking statements that involve risks and uncertainties, including statements relating to Active Power’s current expectations of operating results for the first quarter of 2010, its future operating results and customers’ current intentions. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Factors that could cause the actual results to differ materially from the results predicted include, among others, the completion of the audit of the fiscal year 2009 financial results. Specific risks and uncertainties include the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty, risks related to our international operations, and product performance and quality issues. For more information on the risk factors that could cause actual results to differ from these forward looking statements, please refer to Active Power filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the ended December 31, 2008 and its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed since such year ended. Active Power assumes no obligation to update any forward-looking statements or information which are in effect as of their respective dates.

Active Power, CleanSource and CoolAir are registered trademarks of Active Power, Inc. The Active Power logo, PowerHouse and PowerCentre are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies

Investor Contact:	Media Contact:
Ron Both	Lee Higgins
Liolios Group, Inc.	Public Relations Manager
949-574-3860	512-744-9488
info@liolios.com	lhiggins@activepower.com

ACTIVE POWER, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Thousands, except per share amounts)

(unaudited)

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2009	2008	2009	2008

Product revenue	$10,974	$13,739	$32,837	$35,772
Service and other revenue	3,030	2,472	7,474	7,213

Total revenue	14,004	16,211	40,311	42,985

Cost of product revenue	8,953	9,443	25,827	29,380
Cost of service and other revenue	2,440	1,628	5,254	5,617

Total cost of revenue	11,393	11,071	31,081	34,997

Gross profit	2,611	5,140	9,230	7,988

Operating expenses:
Research and development	916	1,213	4,170	5,116
Selling and marketing	2,869	3,039	11,431	11,839
General & administrative	1,075	1,434	4,592	5,119

Total operating expenses	4,860	5,686	20,193	22,074

Operating loss	(2,249)	(546)	(10,963)	(14,086)

Interest income (expense)	(21)	125	(69)	348
Other income (expense)	(14)	(10)	(45)	296

Pre-tax loss	(2,284)	(431)	(11,077)	(13,442)

Income tax benefit	44	—	44	—

Net loss	$(2,240)	$(431)	$(11,033)	$(13,442)

Net loss per share, basic & diluted	$(0.03)	$(0.01)	$(0.17)	$(0.22)
Shares used in computing net loss per share, basic & diluted	66,329	60,124	63,854	60,124

Comprehensive loss:
Net loss	$(2,240)	$(431)	$(11,033)	$(13,442)
Translation loss on subsidiaries in foreign currencies	625	(461)	502	(640)
Unrealized gain (loss) on investments in marketable securities	—	1	—	(5)

Comprehensive loss	$(1,615)	$(891)	$(10,531)	$(14,087)

ACTIVE POWER, INC.

CONDENSED BALANCE SHEETS

(In thousands)

	December 31
	2009	2008

Assets

Current assets:
Cash and cash equivalents	$7,489	$10,468
Short-term investments in marketable securities	—	703
Accounts receivable, net	11,529	9,450
Inventories	6,629	6,689
Prepaid expenses and other	418	470

Total current assets	26,065	27,780
Property and equipment, net	2,903	4,492
Deposits and other	376	399

Total assets	$29,344	$32,671

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$5,155	$2,414
Accrued expenses	4,957	5,425
Deferred revenue	1,713	1,490
Revolving line of credit	2,559	2,000

Total current liabilities	14,384	11,329

Long-term liabilities	468	521
Stockholders’ equity:
Common stock	66	60
Treasury stock	(73)	(59)
Additional paid-in capital	264,554	260,344
Accumulated deficit	(249,876)	(238,843)
Other accumulated comprehensive income (loss)	(179)	(681)

Total stockholders’ equity	14,492	20,821

Total liabilities and stockholders’ equity	$29,344	$32,671

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